PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated February 5, 2003)	Registration No. 333-102988
QUESTCOR PHARMACEUTICALS, INC.
14,186,936 Shares of Common Stock
(no par value)
     This prospectus supplement supplements information contained in that certain prospectus dated February 5, 2003 of Questcor Pharmaceuticals, Inc. (the “Company”), relating to the offer and sale from time to time of up to 10,624,731 shares of the Company’s outstanding common stock that are issuable upon conversion of the Company’s Series B Preferred Stock, and up to 3,562,205 shares of the Company’s common stock issuable upon exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     The following table amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the selling stockholders named below and the respective shares of common stock beneficially owned by such selling stockholders that may be offered pursuant to the prospectus:

	Shares Beneficially		Shares Beneficially
Name	Owned		Owned
	Before the Offering		After the Offering
	Number	Percent	Shares Being Offered	Number	Percent

Delta Opportunity Fund, LTD (4)	690,182(5)	1.8%	690,182(5)	—	—

Delta Opportunity Fund (Institutional), LLC (4)	499,787(8)	1.3%	499,787(8)	—	—

(4)	Diaz & Altschul Advisors, LLC, a New York limited liability company (“D&A Advisors”), serves as investment advisor to Delta Opportunity Fund, Ltd., a British Virgin Islands company (“Delta”), and Delta Opportunity Fund (Institutional), LLC, a Delaware limited liability company (“Delta Institutional”). By reason of such relationships, D&A Advisors may be deemed to share dispositive power over the shares of common stock owned by Delta and Delta Institutional. D&A Advisors disclaims beneficial ownership of such shares of common stock.

Diaz & Altschul Management, LLC, a Delaware limited liability company (“D&A Management”), serves as investment manager to and managing member of Delta Institutional. By reason of such relationship, D&A Management may be deemed to share dispositive power over the shares of common stock listed as beneficially owned by Delta Institutional. D&A Management disclaims beneficial ownership of such shares of common stock.

Diaz & Altschul Capital Management, LLC, a New York limited liability company (“D&A Capital Management”), is the parent company of D&A Advisors. By reason of its control of D&A Advisors, D&A Capital Management may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Delta. D&A Capital Management disclaims any beneficial ownership of such shares of common stock.

Messrs. Arthur G. Altschul, Jr. (“Altschul”) and Reinaldo M. Diaz (“Diaz”) are members of D&A Management and D&A Capital Management. By reason of such relationships, Altschul and Diaz may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Delta and Delta Institutional. Altschul and Diaz disclaim beneficial ownership of such shares of common stock. No other person has sole or shared voting or dispositive power with respect to the shares of common stock being offered by Delta and Delta Institutional, as those terms are used for the purposes of Regulation 13D-G under the Securities Exchange Act of 1934, as amended. No other person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls D&A Capital Management or D&A Management.

(5)	Represents (and ownership percentage based on) 690,182 shares of common stock issuable upon exercise of warrants.

(8)	Represents (and ownership percentage based on) 499,787 shares of common stock issuable upon exercise of warrants.

All information in this prospectus supplement is as of April 7, 2006.

The date of this prospectus supplement is April 7, 2006.

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